EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:

Judy Wawroski

Treasurer and Principal Financial Officer

International Bancshares Corporation

(956) 722-7611 (Laredo)

INTERNATIONAL BANCSHARES CORPORATION

ANNOUNCES APPOINTMENT OF NEW DIRECTOR

LAREDO, TX, August 7, 2019 - International Bancshares Corporation (“IBC”)  today, announced that it has appointed Mr. Rudolph M. Miles to IBC’s Board to fill the vacancy created by Peggy J. Newman’s recent retirement.  The Board unanimously voted to appoint Mr. Miles after recommendation from the Board’s Nominating Committee.

Mr. Miles graduated from the University of Texas — El Paso while working full time.  In 1972, Mr. Miles received his U.S. Customs Brokerage License, and from 1972 until 1984, he initiated and helped manage Miles Transportation Distribution, Twin City Services, Inc., Integrated Personnel Services, Inc., and Herman Miles Trucking, Inc.  In 1984, Mr. Miles helped form Miles Group, Inc., which was founded to consolidate most of the aforementioned companies, and was later acquired by U.P.S.

Mr. Miles served as a director of IBC’s subsidiary bank, Commerce Bank, from October 1999 until June 2019.  Also, over the course of his career, Mr. Miles has worked with the following companies and held the following positions:  Miles Group, Inc. (President); Rudolph Miles & Sons, Inc. (President); Miles Transportation & Distribution, Inc. (President); Integrated Personnel Services, Inc. (President); and First City National Bank, El Paso, Texas (Director).

Over the years, Mr. Miles has also participated in the following civic and trade organizations and held the following positions:  Laredo Country Club (President and Board of Governor); Laredo Manufacturer’s Association (Director); Laredo Chamber of Commerce (Director); Laredo Development Foundation (Director); El Paso Jr. Chamber of Commerce (President and J.C.I Senator); El Paso Traffic Club (President); El Paso Foreign Trade Association (President); U.S. Custom’s Broker Association (President); Southern Border Broker Association (Director); El Paso Chamber of Commerce (Director); and First Leadership Class (Graduate).

Mr. Miles has spent the last 17 years investing in real estate ventures with his brothers and other associates.

Mr. Miles will serve as a committee member on the Asset/Liability, Investment, Balance Sheet Management, Funds Management/Liquidity Interest Rate Risk Committee and Profit Sharing Plan Committee of IBC’s Board.

IBC (NASDAQ:IBOC - News) is a multi-bank financial holding company headquartered in Laredo, Texas, with over $12.1 billion in total assets and 189 facilities and 286 ATMs serving 89 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml or IBC’s website at http://www.ibc.com.